As filed with the Securities and Exchange Commission on August 15, 2001
                                                      Registration No. 333-44086
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         ------------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                                                  EUROTECH, LTD.
             (Exact name of registrant as specified in its charter)
                          -----------------------------
   District of Columbia                                           33-066435
(State or jurisdiction of                                     (I.R.S. Employer
incorporation or organization)                               Identification No.)

                 10306 Eaton Place, Suite 200, Fairfax, VA 22030
                                 (202) 466-5448
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         -------------------------------
          Don V. Hahnfeldt                       Copies of communications to:
President and Chief Executive Officer                Max A. Stolper, Esq.
    10306 Eaton Place, Suite 200             Leonard Hurt Frost Lilly & Levin PC
          Fairfax, VA 22030                     1701 K Street, N.W., Suite 300
           (202) 466-5448                         Washington, DC 20006-1522
(Name, address, including zip code, and                (202) 223-2500
telephone number, including area code,
of agent for service)
                         ------------------------------
Approximate dates of proposed sales to the public: From time to time after this Registration Statement becomes effective.
                         -------------------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


See continuation page for Calculation of Registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         Our prospectus dated February 14, 2001 is hereby amended to include the following additional information as of August 15, 2001:

         Of the 3,000,000 shares of our common stock that could be offered by us pursuant to our prospectus dated February 14, 2001, we have arranged to sell in negotiated transactions 2,500,000 shares at $0.33? per share to John Hanna, LLC and 500,000 shares at $0.33? per share to Julius Nasso, an individual. The principals of John Hanna, LLC are the same persons who are the principals of Davis Manafort LLC, one of our consultants. No commission is being paid to any person in connection with these sales. Both John Hanna, LLC and Julius Nasso have informed us that they have no immediate plans to resell any of these shares, though it should be understood that they are not agreeing to hold them for any particular length of time and may resell any or all of them at any time or from time to time, either privately or publicly in any available trading market, directly and/or through brokers or dealers.

         Since February 14, 2001, Woodward LLC, one of the selling shareholders named in our prospectus dated that date, has sold a total of 2,515,003 shares out of the total of 6,119,318 shares stated in that prospectus as being offered by it, but, on the basis of registration statements that we have filed since that date, has increased its offering by 22,506,267 shares, so that, as of the date of this amendment, it is offering or proposing to offer a total of 25,665,182 shares. That number includes 1,333,333 new shares that we sold to Woodward LLC as of March 31, 2001 for $3,000,000, 3,631,849 shares that we issued to Woodward LLC since then on account of repricings of previously issued shares and up to 20,000,000 further shares that we might be required to issue to Woodward LLC as a result of future repricings, as well as 700,000 shares issuable to Woodward LLC upon the exercise of warrants. Also as of the date of this supplement, Advanced Technology Industries, Inc. has sold 1,238,500 shares out of the 1,500,000 shares that according to the February 14, 2001 prospectus could be offered by this shareholder.

         Since February 14, 2001, we have renegotiated Woodward LLC's repricing terms. The shares sold to Woodward LLC in April 2000 and March 2001 that have not yet been repriced are now subject to repricing in eight installments beginning September 2001 based on a uniform target price of $3.76. We have calculated some hypothetical examples of potential dilution, taking into account the combined impact of the repricing provisions for the Woodward LLC shares, the shares issuable on conversion of debentures and the shares issuable on the exercise of warrants or options, but not any shares that might be issuable pursuant to the repricing provisions in the agreement that we are currently negotiating with a new investor. Assuming an average market price of $3.00 per share for the eight remaining monthly repricings, we would need to issue by the end of April 2002 a total of 4,716,571 shares or 8.58% of the aggregate number of the hypothetically then outstanding shares. Assuming an average market price of $2.00 per share for the eight remaining monthly repricings, we would need to issue by the end of April 2002 a total of 5,858,000 shares, or 10.43% of the aggregate number of the hypothetically then outstanding shares. Assuming an average market price of $1.00 per share for the eight remaining monthly repricings, we would need to issue by the end of April 2002 a total of 9,248,000 shares, or 15.53% of the aggregate number of the hypothetically then outstanding shares. Assuming an average market price of $0.45 per share for the eight remaining monthly repricings, we would need to issue by the end of April 2002 a total of 22,066,667 shares, or 30.5% of the aggregate number of the hypothetically then outstanding shares.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it met all the requirements for filing on Form S-3 at the time that its registration statement became effective and has duly caused this post-effective amendment no. 1 to such registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Virginia, on August 15, 2001.

                                         EUROTECH, LTD.

                                         By: /s/ Don V. Hahnfeldt
                                             ----------------------------------
                                             Don V. Hahnfeldt
                                             President and CEO

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated:

                 Person                           Capacity                                  Date
                 ------                           --------                                  ----

/s/ Chad A. Verdi*                      Chairman of the Board of Directors              August 15, 2001
 --------------------------------
    Chad A. Verdi

/s/ Don V. Hahnfeldt                     Director, President, Chief Executive Officer   August 15, 2001
 --------------------------------
    Don V. Hahnfeldt

/s/ Randolph A. Graves, Jr.*             Director                                       August 15, 2001
---------------------------------
    Randolph A. Graves, Jr.

/s/ Leonid Khotin*                       Director                                       August 15, 2001
---------------------------------
    Leonid Khotin

/s/ Simon Nemzov*                       Director                                        August 15, 2001
---------------------------------
Simon Nemzow

/s/ Jon W. Dowie                        Treasurer, Chief Financial and Accounting       August 15, 2001
---------------------------------       Officer
    Jon W. Dowie

* By Don V. Hahnfeldt, pursuant to power of attorney filed with the Registration
Statement


                                                    /s/ Don V. Hahnfeldt
                                                    ----------------------------
                                                    Don V. Hahnfeldt
                                                    Attorney-in-fact